MAKE GOOD ESCROW AGREEMENT

ESCROW AGREEMENT, dated November 15, 2006 (the "Agreement"), by and among Keating Securities, LLC, a Delaware limited liability company, as the authorized agent of the Investors (as defined below) (the "Investor Agent"), Applied Spectrum Technologies, Inc., a Delaware corporation, and its current and future subsidiaries (collectively, "Applied Spectrum"), Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR, and its direct and indirect subsidiaries (collectively, the "Company" and together with the Investor Agent and Applied Spectrum, the "Third Parties"), Mr. Yiqing Wan and Ms. Wei Xu, as individuals (collectively, the "XIA Shareholders"), Moveup Investments Limited, a company organized under the laws of the British Virgin Islands ("Moveup", and together with the XIA Shareholders, the "Depositors") and Computershare Trust Company, Inc., the transfer agent for Applied Spectrum (the "Escrow Agent").

WHEREAS:

A. On September 7, 2006, Applied Spectrum entered into a definitive share exchange agreement whereby it will acquire all of the shares and equity ownership of the Company from the Company's shareholders in exchange for common stock, $0.001 par value (the "Common Stock") of Applied Spectrum (the "Reverse Merger").

B. Applied Spectrum has offered for sale (the "Offering") certain shares of Common Stock and attached warrants to purchase shares of common stock in accordance with that certain Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement"), by and among Applied Spectrum, the Company and certain investors signatory thereto (the "Investors"), in connection with and conditioned upon the consummation of the Reverse Merger and certain other conditions set forth in the Securities Purchase Agreement.

C. As an inducement to the Investors to enter into the Securities Purchase Agreement, the XIA Shareholders and Moveup desire to place the Escrow Shares (as hereinafter defined) into an escrow for the benefit of the Investors in the event that the Company fails to satisfy certain performance thresholds in accordance with that certain Make Good Agreement, by and among Applied Spectrum, the Company, the XIA Shareholders, Moveup and the Investor Agent and dated as of the date hereof (the "Make Good Agreement").

D. Pursuant to the requirements of the Securities Purchase Agreement and the Make Good Agreement, Applied Spectrum, the Company, the XIA Shareholders, Moveup and the Investor Agent have agreed to establish an escrow (the "Escrow") on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Depositors, the Third Parties and the Escrow Agent, hereby agree that, in consideration of the mutual promises and covenants contained herein, the Escrow Agent shall hold in escrow and shall distribute Escrow Shares in accordance with, and subject to, the provisions of this Agreement:

1.  APPOINTMENT.

The Depositors and Third Parties hereby appoint the Escrow Agent as each party's respective escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment.

2.  ESCROW FUND.

Concurrently with the closing of the Reverse Merger and the closing of the Offering, (i) the XIA Shareholders shall deliver to the Escrow Agent stock certificates evidencing 13.5 million shares, in the aggregate, of Common Stock (as adjusted for stock splits, stock dividends, and similar adjustments) ("XIA Escrow Shares"), and (ii) Moveup shall deliver to the Escrow Agent a stock certificate evidencing 1.5 million shares of Common Stock (as adjusted for stock splits, stock dividends, and similar adjustments) (the "Moveup Escrow Shares" and together with the XIA Escrow Shares, the "Escrow Shares"), in each case, with the stock powers executed in blank. The Escrow Agent shall not be under any duty or obligation to solicit the deposit of the Escrow Shares to the Escrow. The foregoing property plus all dividends and other distributions and payments thereon, if any (collectively the "Distributions") received by the Escrow Agent, less any property distributed or paid in accordance with this Agreement, are collectively referred to herein as the "Escrow Property".

3.  INVESTMENT OF ESCROW PROPERTY.

During the term of this Agreement, the Escrow Agent shall not invest or liquidate the Escrow Property and any distribution of all or part of the Escrow Property shall be conducted in accordance with Section 4 below.

4.  DISTRIBUTION OF ESCROW PROPERTY.

The Escrow Agent shall disburse the Escrow Property as follows: (ii) upon receipt of a joint written instruction letter to the Escrow Agent from the Investor Agent and Applied Spectrum, the Escrow Agent shall promptly disburse the Escrow Property in accordance with the instructions set forth in such letter or (ii) upon receipt of evidence of the entry of a nonappealable order of a court of competent jurisdiction requiring the Escrow Agent to release such Escrow Property from the Escrow Account, the Escrow Agent shall release such Escrow Property in accordance with such order.

5. DISAGREEMENT OF PARTIES.

In the event of a dispute between or conflicting claims by or among the parties or any other person or entity with respect to all or a portion of the Escrow Property or the terms of this Agreement, the Escrow Agent shall be entitled in its sole discretion to refuse to comply with claims, demands or instructions with respect to the Escrow Property so long as such dispute or conflict shall continue and the Escrow Agent shall not be or become liable in any way to the parties for such refusal or failure to comply. The Escrow Agent shall not be required to act until, in its sole discretion such conflicting or adverse claims or demands either (a) shall have been determined by a final order, judgment or decree of a court of competent jurisdiction which order, judgment or decree is not subject to appeal, or (b) settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent.

6. TERMINATION.

Unless the Escrow Agent earlier resigns, this Agreement shall terminate, subject to the provisions of Section 8 upon final distribution of all property in the Escrow Property by the Escrow Agent.

7.  ESCROW AGENT.

(a) The Escrow Agent undertakes to perform only those duties expressly set forth herein and no duties shall be implied.

(b) The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement of the Depositors and/or the Third Parties other than this Agreement.

(c) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(d) The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any document.

(e) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Third Parties or the Depositors.

(f) The Escrow Agent may consult with legal counsel of its choosing as to any matter relating to this Agreement and the Escrow Agent shall not incur any liability in acting in good faith in accordance with advice from such counsel.

(g) Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits and/or savings), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Escrow Agent may resign at any time by giving the Depositors and the Third Parties thirty (30) calendar days' prior written notice thereof.

8.  FEES.

Applied Spectrum and the Company agree jointly and severally to (i) pay the Escrow Agent reasonable compensation for the services to be rendered hereunder, which shall be as described in Schedule I attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all reasonable expenses, disbursements and advances, including reasonable attorneys' fees and expenses, incurred or made by it in connection with the preparation execution, delivery, performance, modification and/or termination of this Agreement. This Section 8 shall survive the termination of this Agreement and the resignation of the Escrow Agent.

9.  INDEMNITY.

Applied Spectrum and the Company shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "indemnitees") from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Escrow Agent as a result (directly or indirectly) of or relating to Escrow Agent's acceptance of this Agreement or provision of Services under this Agreement; provided, however, that no indemnitee shall have the right to be indemnified hereunder for any liability to the extent finally determined by a court of competent jurisdiction that such Losses have resulted directly from the gross negligence or willful misconduct of such indemnitee. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement and that costs of enforcement of this provision are the joint and several obligations of Applied Spectrum and the Company.

10.  TAXES.

It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on the Escrow Property and will not be responsible for any other reporting.

11.  NOTICES.

Any communication, notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

If to the Investor Agent:

Keating Securities, LLC
5251 DTC Parkway, Suite 1090
Greenwood Village, Colorado 80111-2739
Telephone:  (720) 889-0131
Facsimile:  (720) 889-0135
Attention:  Timothy J. Keating, President

with a copy to (for informational purposes only):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention:  Eleazer N. Klein, Esq

If to Applied Spectrum (prior to the deposit of the Escrow Shares):

Applied Spectrum Technologies, Inc.,
936A Beachland Boulevard, Suite 13
Vero Beach, Florida 32963
Telephone: (720) 889-0131
Facsimile: (720) 889-0135
Attention:  Kevin Keating, President

and

If to Applied Spectrum and the Company (after the deposit of the Escrow Shares):

23/F, Changjiang Plaza, 1 Mingquan Lu
Wuhan 430021, P.R. China
Telephone: +1 (86 27) 8537-5532
Facsimile: +1 (86 27) 8537-5851
Attention:  Yiqing Wan, Chairman and Chief Executive Officer

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone:  (732) 409-1212
Facsimile:  (732) 577-1188
Attention:  Richard I. Anslow, Esq.

or such other address as indicated by Applied Spectrum as its primary business address in its SEC filings.

If to the XIA Shareholders

23/F, Changjiang Plaza, 1 Mingquan Lu
Wuhan 430021, P.R. China
Telephone: +1 (86 27) 8537-5532
Facsimile: +1 (86 27) 8537-5851
Attention:  Yiqing Wan & Wei Xu

If to Moveup

Moveup Investments Limited
c/o China Hi-Tech Fund
C-22 World Trade Plaza, 9 Fuhong Road
Shenzhen 518033, P.R. China
Telephone:  +1 (86 755) 8367-9378
Facsimile: +1 (86 755) 8367-9374
Attention: Shaoping Lu

If to Computershare

Computershare Trust Company, Inc.
350 Indiana Street, Suite 800
Golden, Colorado 80401
Telephone:  (303) 262-0600
Facsimile: (303) 262-0608
Attention: Corporate Trust Department

12.  MISCELLANEOUS.

(a) The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. This Agreement and the rights and obligations hereunder of the parties may not be assigned except with the prior written consent of the other parties hereto.

(b) The covenants and provisions of this Agreement by or for the benefit of the Depositors, the Third Parties or the Escrow Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

(c) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature pages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)
This Agreement may be executed by each of the parties hereto by facsimile signature and in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

(f)	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

(g)	The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

(h)
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized officer named below.

INVESTOR AGENT:

KEATING SECURITIES, LLC

By:/s/ Timothy J. Keating_______
Name: Timothy J. Keating
Title: President

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized officer named below.

APPLIED SPECTRUM:

APPLIED SPECTRUM TECHNOLOGIES, INC.

By:/s/ Kevin R. Keating________
Name: Kevin R. Keating
Title: President

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized officer named below.

COMPANY:

EVER LEADER HOLDINGS LIMITED

By:/s/ Yiqing Wan________
Name: Yiqing Wan
Title: Director

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized officer named below.

XIA SHAREHOLDERS:

__/s/ Yiqing Wan______________________
 YIQING WAN

__/s/ Wei Xu__________________________
 WEI XU

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized officer named below.

MOVEUP:

MOVEUP INVESTMENTS LIMITED

By:/s/ Shaoping Lu____________________
Name: Shaoping Lu
Title: Director

IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement by the authorized officer named below.

COMPUTERSHARE TRUST COMPANY, INC.

By: /s/ Rose Stroud
        Name: Rose Stroud
Title:   Trust Officer

By:/s/ John M. Wahl
Name: John M. Wahl
Title:   Corporate Trust Officer

SCHEDULE I

Computershare Trust Company, Inc.
Applied Spectrum Technologies, Inc. Escrow

Escrow Agent Fee Schedule

Account Acceptance Fee	$2,500

Annual Administrative Fee	$2,500

Overnight Delivery Charges	At cost

Out-of-Pocket Expenses	At cost

The acceptance and first year’s annual fee are payable at closing. Annual administrative fees are due in advance of the period for which service is to be rendered. Special or extraordinary events, such as amendments to the documents or disputes are not included in the above fees, and we reserve the right to charge an additional amount based on the time incurred in handling such events should they occur. Late charges are 1½% per month on outstanding balances owing 45 days from date of invoice. Computershare reserves the right to earn investment fees on escrow funds payable by third-party investment providers and pursuant to contracts with same.